EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media) (856) 342-6007 Leonard F. Griehs (Analysts) (856) 342-6428

CAMPBELL ANNOUNCES PLAN FOR “DRIVING QUALITY GROWTH,” BUILDING ON PROGRESS OF TRANSFORMATION PLAN BEGUN IN JULY 2001

COMPANY TARGETS 3-4 PERCENT NET SALES GROWTH AND 5-7 PERCENT EARNINGS PER SHARE GROWTH

COST SAVINGS INITIATIVES EXPECTED TO RESULT IN A PRE-TAX RESTRUCTURING CHARGE OF UP TO $35 MILLION IN FOURTH QUARTER OF FISCAL 2004

COMPANY WILL INVEST $125 MILLION TO IMPLEMENT SAP IN NORTH AMERICA TO IMPROVE MANAGEMENT SYSTEMS AND PRODUCTIVITY

CONSUMER FOCUS IS ON EXPANDING CONVENIENCE AND AVAILABILITY OF LEADING BRANDS, INCLUDING “CAMPBELL’S,” “V8,” “PEPPERIDGE FARM,” AND “ARNOTT’S”

CAMDEN, N.J. June 24, 2004—Campbell Soup Company (NYSE: CPB) today announced a plan for “Driving Quality Growth” to improve its sales growth and the quality and growth of its earnings. The new plan builds on the progress Campbell has made since launching its Transformation Plan in July 2001.

The plan includes the following key elements:

•	Annual growth targets of 3-4 percent for net sales and 5-7 percent for earnings per share;

•	Cost savings initiatives expected to result in a pre-tax restructuring charge of up to $35 million in the fourth quarter of fiscal 2004, which will generate significant future savings;

•	Implementation of SAP in North America; and

•	Focus on convenience and availability as the primary sources of incremental future revenue growth, and an emphasis on wellness initiatives.

Over the past three years of the Transformation Plan, Campbell will have invested nearly $600 million in both capital and expense in new product and packaging development,

quality improvements, and increased marketing support. As a result, Campbell has strengthened its worldwide product portfolio. Specifically, it has improved its market-leading U.S. soup business, continuing the strong growth of ready-to-serve soups, while moderating the decline of condensed soups. The growth of ready-to-serve soups has been driven, in particular, by sales of microwaveable soups, including Campbell’s “Chunky,” “Select,” and “Soup at Hand,” which are expected to reach more than $250 million in annual retail sales by the end of the fiscal year. In addition, the company has had strong sales growth in its U.S. Beverage business and in its snacking and baking businesses, including Pepperidge Farm in the U.S. and Arnott’s in Australia.

“We have rebuilt the company and have put it back on a growth track,” said Douglas R. Conant, Campbell’s President and Chief Executive Officer. “We’ve delivered growth in our U.S. Soup business and have strengthened key businesses in our broader portfolio. We’ve significantly improved the quality of our products and packaging, restored marketing spending to very competitive levels, and rebuilt our innovation pipelines. Our consumer insights are much better and our customer relationships are stronger. In short, we are significantly better off than we were when we began our transformation three years ago.”

Conant continued, “However, despite these accomplishments, we’re not yet where we want to be in some areas. It has taken us longer than expected to moderate the decline in condensed soup and this will continue to be a priority for us. We need to continue to improve our net sales growth, lower our administrative expenses, and continue to upgrade our information technology capabilities. And, importantly, we must improve the quality of our earnings. The reduction in our workforce involved difficult decisions, but they are consistent with our strategic direction and our new organization structure.

“Our plan for ‘Driving Quality Growth’ is designed to improve the quality of top-line growth by increasing volume; to enhance the quality of operating earnings by growing the top line and improving margins; and to drive continuous improvement in the quality of our products, the quality of our marketing, and the quality of our management.”

Key Cost Savings Initiatives to Help Company Improve Operating Margins and Asset Utilization

As part of its plan, Campbell also announced several key cost savings initiatives designed to improve the company’s operating margins and asset utilization. They include:

•	A reduction of approximately 300 salaried positions in North America. These reductions, including approximately 165 positions at Campbell’s World Headquarters in Camden, N.J., will occur by reducing layers of management, not filling open positions, and eliminating redundant positions resulting from the realignment of its North America operations. In February, the company combined its U.S. Soup, Sauces and Beverages businesses into one business unit. The company is also reorganizing its U.S. sales force to place greater emphasis on new distribution channels, reflecting its commitment to convenience and availability. In addition, the company expects to eliminate up to 100 positions in its international locations, subject to legal requirements. In total, these reductions in Campbell’s North America and International divisions represent less than 2 percent of the company’s workforce of approximately 25,000 worldwide. The reductions are expected to result in a pre-tax restructuring charge of up to $25 million, equal to approximately 4 cents per share, to be taken in the fourth quarter of fiscal 2004. Annual pre-tax savings are expected to be approximately $40 million, starting in fiscal year 2005.

•	Implementation of a new sales and distribution system for the company’s business in Australia, converting from a direct store delivery system to a central warehouse system. This initiative will be executed over the next three years, beginning with the outsourcing of the remainder of the company’s logistics infrastructure. The initiative, which is subject to final customer negotiations and union consultation, is expected to have a total cost of approximately $60 million over the next three years of which $10 million is expected to be taken as a restructuring charge in the fourth quarter of fiscal 2004. Overall, it is expected to generate annual savings of between $10 to $15 million, equal to approximately two to three cents per share, beginning in fiscal year 2008.

•	Implementation of a new SAP-based information management system in North America. The project is planned for the next three years and is expected to cost approximately $125 million, including both capital and expense. The implementation of the new system is expected to significantly improve management systems and productivity.

“On Desire” Strategy Focuses on Making Campbell Products More Convenient and Available to Consumers ... Anytime, Anywhere

Under the plan, Campbell will continue to invest in its market leading U.S. brands, including “Campbell’s,” “V8,” “Pepperidge Farm,” and “Arnott’s,” the leading biscuit brand in Australia. These brands currently account for two-thirds of Campbell’s global net sales.

The plan will also focus on expanding the convenience and availability of these and other leading brands through new products and packaging and broader distribution in growing channels both in and beyond grocery.

Further details of the plan include:

•	Continued investment in support of the convenience platform
The company is investing nearly $65 million in capital over this fiscal year and next fiscal year to double production capacity for microwaveable soups and it plans to continue its significant marketing support for these soups.

•	New products for fiscal 2005 Campbell is launching 29 new products in fiscal 2005, several of which support the company’s focus on wellness. They include:

•	Five varieties of Campbell’s “Carb Request” ready-to-serve soups, which contain between 3 and 6 grams of net carbohydrates per serving;

•	Four varieties of “Campbell’s Chunky” Chili, giving Campbell a presence in the simple meals arena and the $300 million U.S. chili category;

•	A line of “V8” vegetarian soups, entrees and chili for the Away from Home market; and

•	Low-sugar varieties of “V8 Splash” juice drinks and “V8 Splash” Smoothies that contain 1/3 less sugar than leading juice drinks.

•	Launch of aseptic soups in the U.S.
Over the next 12 – 24 months, Campbell plans to introduce premium ready-to-serve aseptic soups in the U.S. Aseptic processing provides superior consumer benefits in the form of better taste and higher nutritional value, and the soup is packaged in a resealable container, making it easier to store and reuse. Campbell will leverage its experience in aseptic soup from its market leading positions in France, Australia, and, most recently, Canada.

•	Gravity-feed shelving
Campbell expects to continue to expand its gravity-feed shelving fixtures for condensed soup. To date, Campbell has installed fixtures in more than 6,000 stores. By fiscal year end, Campbell expects the new shelving will be in more than 8,000 stores, representing about 33 percent of the all commodity volume. Stores with gravity-feed shelving, which is designed to make shopping in the soup aisle easier, have shown favorable trends for condensed soup.

Commenting on today’s announcement, Conant said, “By implementing our plan for ‘Driving Quality Growth,’ we will make Campbell a stronger, more competitive company. I am pleased with our accomplishments from the Transformation Plan and I believe we are well positioned to tackle the challenges that lie ahead.”

Investor Meeting

The company will host an investor meeting on June 25, 2004, at 10:00 a.m. Interested parties may listen to the presentation live by logging on to Campbell’s website at www.campbellsoupcompany.com and clicking on the Webcast banner. An archive of the broadcast will also be available approximately two hours after it is completed at www.campbellsoupcompany.com. At this meeting, the company may refer to certain non-GAAP measures. As required by the SEC, Campbell has provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available on its investor website at www.campbellsoupcompany.com.

Forward-Looking Statements

This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, new product introductions, cost-saving initiatives and quality improvement on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauce, beverage, biscuit, confectionery and prepared food products. The company is 135 years old, with nearly $7 billion in annual sales and a portfolio of more than 20 market-leading brands. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoupcompany.com.